                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant  X
                       ----
Filed by a party other than the registrant
                                           ----
Check the appropriate box:

      Preliminary proxy statement
 ----

   X  Definitive proxy statement
 ----

 ---- Definitive additional materials

 ---- Soliciting material pursuant to Rule 14A-11(c) or Rule 14a-12

                        FIRST OAK BROOK BANCSHARES, INC.
     ---------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     ---------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate line):

 ---- Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or Item
      22(a)(2) of Schedule 14A.

 ---- $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

 ---- Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

--------
  (1) Title of each class of securities to which transaction applies:

                           COMMON AND CLASS A COMMON
     ---------------------------------------------------------------

  (2) Aggregate number of securities to which transactions applies:


     ---------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):


     ---------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:


     ---------------------------------------------------------------

  (5) Total fee paid:


     ---------------------------------------------------------------

  ____ Fee paid previously with preliminary materials.


  ____ Please check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:


     ---------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:


     ---------------------------------------------------------------

  (3) Filing party:


     ---------------------------------------------------------------

  (4) Date filed:



     ---------------------------------------------------------------

                        FIRST OAK BROOK BANCSHARES, INC.
                             1400 SIXTEENTH STREET
                           OAK BROOK, ILLINOIS 60521

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 1997

                                                                   April 1, 1997

To the Shareholders of First Oak Brook Bancshares, Inc:

  You are cordially invited to attend the Annual Meeting of the Shareholders of First Oak Brook Bancshares, Inc. to be held in the Conference Center located in the Lower Level of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois 60521, on Tuesday, May 6, 1997 at 10:00 A.M. for the purposes of considering and acting on the following:

(1) Election of seven (7) Directors to serve until the Annual Meeting of the Shareholders in 1998;

(2) Ratification of the selection of Ernst & Young LLP as independent auditors for the Company; and

(3) Transaction of such other business that may properly come before the Meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 21, 1997 will be entitled to notice of and to vote at the Meeting.

  All persons who find it convenient to do so are invited to attend the Meeting in person. However, regardless of whether or not you attend the meeting, it is important that your shares are represented and voted. Therefore, please sign and return the enclosed Proxy promptly. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your Proxy.

                                          By Order of the Board of Directors

                                          William E. Navolio
                                              Secretary

                                PROXY STATEMENT

  THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE BOARD OF DIRECTORS OF FIRST OAK BROOK BANCSHARES, INC. (THE "COMPANY") OF PROXIES FOR USE AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD TUESDAY, MAY 6, 1997 AND AT ANY ADJOURNMENT THEREOF. The Company will bear all costs in connection with this solicitation. It is intended that proxies in the accompanying form, when returned properly executed, will be voted at the meeting. If a choice on any matter has been specified by the shareholder, the shares will be voted accordingly. If no choices are specified, the shares will be voted FOR the item in question. Proxies may be revoked by notice to the Company in writing or in open meeting at any time before they are exercised.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the meeting who will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares, or "non-votes", will be considered as present for quorum purposes, but not entitled to vote with respect to that matter.

  Shareholders of record at the close of business on March 21, 1997 will be entitled to vote. On that date, there were outstanding voting shares as follows:

                                       NUMBER OF SHARES    PAR OR       VOTE
TITLE OF CLASS                           OUTSTANDING    STATED VALUE  PER SHARE
--------------                         ---------------- ------------ -----------
Common................................    1,523,895        $2.00               1
Class A Common........................    1,714,040        $2.00     1/20th of 1

  This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 1, 1997.

                             ELECTION OF DIRECTORS

  In accordance with the By-Laws of the Company, the Board of Directors has fixed at seven, the number of directors to be elected at the Annual Meeting.

  Unless directed otherwise, the persons named as proxies intend to vote for the election of Eugene P. Heytow, Richard M. Rieser, Jr., Frank M. Paris, Dr. Miriam Lutwak Fitzgerald, Alton M. Withers, Geoffrey R. Stone and Robert M. Wrobel as directors, each to hold office until the Annual Meeting of Shareholders in 1998 and until his or her successor is elected and qualified or until his or her earlier death, removal or resignation. Each of the nominees has consented to serve as director if elected.

  Directors Heytow, Rieser, and Paris have served the Company as directors and executive officers since its inception in 1983. Dr. Fitzgerald and Mr. Withers have served as directors since 1988. Mr. Stone has served as a director since November, 1992. Mr. Wrobel has served as a director since January, 1996.

  An affirmative vote of the holders of a plurality of the voting power of the shares of Common Stock and Class A Common Stock, present and eligible to vote at the meeting, will be required for a nominee to be elected as a director; abstentions and shares for which authority to vote is not given will thus have no effect on the election of directors. Shares cannot be voted for more than seven nominees; there is no right to cumulative voting.

                 INFORMATION CONCERNING SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following tables set forth information concerning the beneficial ownership of the Company's Class A Common and Common stock, as of March 21, 1997, by: (1) each person known to the Company to be the beneficial owner of more than 5% of its Class A Common or Common stock; (2) each director and named executive officer of the Company; and (3) all directors and executive officers of the Company as a group. The address of all such persons unless otherwise stated is c/o the Company, 1400 Sixteenth Street, Oak Brook, Illinois 60521.

                     SECURITY OWNERSHIP OF MANAGEMENT(/1/)

                                                                  AMOUNT AND
                                                                  NATURE OF      ACQUIRABLE
                                                                  BENEFICIAL     WITHIN 60  PERCENT OF
 TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP(/2/)   DAYS(/3/)  CLASS(/4/)
 --------------      ------------------------------------       --------------   ---------- ----------
 Class A Common Eugene P. Heytow..............................         460            --          *
                Richard M. Rieser, Jr.........................      11,457(/5/)       --          *
                Frank M. Paris................................       3,893(/6/)       --          *
                Miriam Lutwak Fitzgerald......................         304(/7/)       --          *
                Alton M. Withers..............................       1,125            --          *
                Geoffrey R. Stone.............................         --             --        --
                Robert M. Wrobel..............................         --             --        --
                George C. Clam................................       3,040            --          *
                William E. Navolio............................         138(/8/)       --          *
                All Directors and Executive Officers as a
                 Group
                 (11 Persons)...................................    20,417            --       1.17
 Common         Eugene P. Heytow..............................         -- (/9/)    41,600      2.47
                Richard M. Rieser, Jr.........................     166,393(/5/)    24,225     11.32
                Frank M. Paris................................     172,519          9,325     10,80
                Miriam Lutwak Fitzgerald......................     307,819(/7/)     2,000     18.40
                Alton M. Withers..............................         --           2,000         *
                Geoffrey R. Stone.............................         --           2,000         *
                Robert M. Wrobel..............................         579                        *
                George C. Clam................................         --          11,643         *
                William E. Navolio............................         --          11,643         *
                All Directors and Executive Officers as a
                 Group
                 (11 Persons)...................................   647,310        120,597     45.59

--------
  *Denotes less than 1% ownership.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS(/1/)

                                                                 AMOUNT AND
                                                                 NATURE OF
                                                                 BENEFICIAL      PERCENT
 TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL OWNER      OWNERSHIP(/2/) OF CLASS(/4/)
 --------------      ------------------------------------      -------------- -------------
 Class A Common Associated Banc-Corp. ........................    104,150          5.99
                 112 North Adams Street
                 Green Bay, Wisconsin 54301
                First Union Corporation.......................     94,448          5.42
                 One First Union Center
                 Charlotte, North Carolina 28288-0630
 Common         Mitzi Heytow..................................    311,649         18.50
                 c/o Amalgamated Bank of Chicago
                 One West Monroe Street
                 Chicago, Illinois 60603

--------
(/1/Shares)of stock deemed beneficially owned at March 21, 1997.
(/2/The)nature of beneficial ownership for shares shown in an individual's name is sole voting and investment power unless otherwise indicated. (/3/Reflects)the number of shares that could be purchased by exercise of options available as of March 21, 1997 or within 60 days thereafter under the Company's 1987 Amended and Restated Stock Option Plan.
(/4/The)percentage for Common Stock ownership was calculated with an outstanding shares amount which included 160,401 shares which could be acquired within 60 days under exercisable options.
(/5/Includes)6,187 shares of Common stock held in joint tenancy with Mr.
    Rieser's spouse, which shares are deemed to be shared as to beneficial interest and voting and investment power. Excludes 4,539 shares of Common stock held solely by Mr. Rieser's spouse in and over which he disclaims beneficial interest and voting and investment power. Excludes 4,113 shares of Common stock held by Mr. Rieser as custodian for the benefit of his minor children in which he disclaims beneficial interest but over which he exercises voting and investment power. Excludes 1,600 shares of Common stock held by Mr. Rieser's spouse as custodian for their minor children. Excludes 3,600 shares of Common stock held by Mr. Rieser's adult child in and over which he disclaims beneficial interest and voting and investment power. Excludes 4,359 shares of Class A Common stock held by Mr. Rieser's mother's testamentary trust in and over which he disclaims any present beneficial interest but over which he has shared voting and investment power.
(/6/Excludes)1,406 shares of Class A Common stock held by Mr. Paris as custodian for the benefit of his minor child in which he disclaims beneficial interest but over which he exercises voting and investment power. Excludes 4,218 shares of Class A Common stock held by Mr. Paris' adult children in and over which he disclaims beneficial interest and voting and investment power.
(/7/Excludes)10,200 shares of Class A Common stock held by Dr. Fitzgerald as custodian for the benefit of her minor children in which she disclaims beneficial interest but over which she exercises voting and investment power. Includes 307,819 shares of Common stock of which 153,907 is held by an irrevocable insurance trust and 153,912 is held by a revocable trust of which Dr. Fitzgerald is the custodian for the benefit of her minor children in which she disclaims beneficial interest but over which she exercises voting and investment power.
(/8/Excludes)117 shares held by Mr. Navolio's spouse in and over which he disclaims beneficial interest and voting and investment power. (/9/Excludes)311,649 shares of Common stock held solely by Mitzi Heytow, Mr.
    Heytow's spouse, in and over which he disclaims beneficial interest and voting and investment power.

                              BOARD OF DIRECTORS
                     MEETINGS, FUNCTIONS AND COMPENSATION

  During 1996 the Board of Directors met four (4) times. All directors attended more than 75% of the meetings of the Board of Directors for which they were duly qualified. The Company has the following committees: Executive, Audit, Compensation, Stock Option Advisory and a Community Reinvestment Act Committee.

  The Executive Committee met four (4) times during 1996 and is comprised of Directors Heytow, Rieser and Paris. The Executive Committee of the Company may exercise the full authority of the Board of Directors in the management of the business and affairs of the Company other than a power specifically prohibited by Delaware Law. The Executive Committee also performs functions similar to a nominating committee in that it nominates directors and officers.

  The Audit Committee met four (4) times during 1996 and is comprised of independent Directors Withers, Fitzgerald and Stone, Director Rieser and non-director members Ms. Bouman, Vice President and CFO, and Ms. Griffith, the Company's Auditor. The Audit Committee's functions include reviewing reports and recommendations of the Company's inside and outside auditors and to reviewing and monitoring the internal controls of the subsidiary bank.

  The Compensation Committee met once during 1996 and is comprised of Directors Heytow, Withers and Fitzgerald. The Compensation Committee's functions include reviewing and approving compensation and benefits for employees of the Company and its subsidiary earning $50,000 or more and the Company-wide percentage compensation increase for all employees. With respect to senior executive officers, the Committee also sets compensation and benefits.

  The Stock Option Advisory Committee meets as needed, and met four (4) times in 1996 and is comprised of independent Directors Stone, Withers and Fitzgerald. This Committee's primary function is to administer the Company's 1987 Amended and Restated Stock Option Plan, the Company's Amended and Restated Performance Bonus Plan and other compensation and bonus issues requiring a Committee consisting solely of independent directors.

  The Community Reinvestment Act ("CRA") Committee meets in conjunction with the Company-wide Regulatory Management Committee and met eight (8) times during 1996 and is comprised of Directors Paris and Rieser and non-director members Messrs. Navolio and Clam. This Committee's primary function is to monitor and direct the CRA efforts of the subsidiary bank.

  The Company pays an $8,000 annual retainer to its directors in quarterly payments of $2,000. The directors of the Company also received $2,000 for each regular quarterly meeting attended of the Board of Directors and $200 for each Executive, Audit, Compensation and Stock Option Advisory Committee meetings. The members of the Community Reinvestment Act Committee do not receive compensation.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning the current directors and executive officers of the Company. Each of the current directors is standing for re-election and each executive officer has been with the Company since its inception in 1983 except Ms. Carnevale who became an executive officer in 1991. Officer appointments are made annually.

                                  EDUCATION, PRINCIPAL OCCUPATION DURING
       NAME AND AGE                       LAST FIVE YEARS, OTHER
  POSITION WITH COMPANY                DIRECTORSHIPS AND POSITIONS
  ---------------------           --------------------------------------
 DIRECTORS AND OFFICERS
 ----------------------
 Eugene P. Heytow, 62.... Harvard College, B.A. and University of Chicago Law
  Chairman of the Board,  School, J.D.
  Chief Executive         Oak Brook Bank*: Chairman of the Board, Chief
  Officer,                Executive Officer and Chairman of the Executive
  Chairman of the         Committee.
  Executive Committee     Amalgamated Investments Company, Chicago (holding
                          company of Amalgamated Bank of Chicago)**: Chairman
                          of the Board.
                          Amalgamated Bank of Chicago**: Chairman of the Board
                          and Chief Executive Officer.
                          AmalgaTrust Company, Inc., Chicago (a wholly owned
                          subsidiary of Amalgamated Bank of Chicago)**:
                          Chairman of the Board.
 Richard M. Rieser, Jr.,  Brown University, B.A. and University of Chicago Law
  53..................... School, J.D.
  President and Director  Oak Brook Bank*: President and Director.
                          Amalgamated Bank of Chicago**: Senior Vice President.
                          Family relationship: Mr. Rieser is married to Mr.
                          Heytow's niece.
 Frank M. Paris, 58...... Northwestern University, B.S.
  Vice Chairman of the    Oak Brook Bank*: Vice Chairman of the Board.
  Board
 Miriam Lutwak            Northwestern University, B.A. and Chicago Medical
  Fitzgerald, 39 ........ School, M.D.
  Director                Mimi S. Lutwak M.D.S.C.: President.
                          Oak Brook Bank*: Director.
                          Amalgamated Bank of Chicago**: Director.
 Alton M. Withers, 70.... Texas A&M, B.S.
  Director                Spiegel, Inc., Downers Grove, Illinois (catalog
                          retailer):
                          Executive Vice President, Chief Financial Officer
                          (Retired, February, 1994).
                          Oak Brook Bank*: Director.
 Geoffrey R. Stone, 50 .. Wharton School of Finance and Commerce, University of
  Director                Pennsylvania, B.S. and University of Chicago Law
                          School, J.D. The University of Chicago, Provost,
                          1994-Present, and Dean of its law school, 1987-1993.
 Robert M. Wrobel, 47 ... Northwestern University, B.A. Oak Brook Bank*:
  Director                Director. Amalgamated Investments Company, Chicago
                          (holding company of Amalgamated Bank of Chicago)**:
                          President. Amalgamated Bank of Chicago**: President
                          and Chief Operating Officer. AmalgaTrust Company,
                          Inc., Chicago, (a wholly owned subsidiary of
                          Amalgamated Bank of Chicago)**: President.
 OTHER EXECUTIVE
 OFFICERS:
 ---------------
 Rosemarie Bouman, 40.... Indiana University, B.S., C.P.A. Oak Brook Bank*:
  Vice President, Chief   Executive Vice President and Chief Financial Officer.
  Financial Officer and
  Treasurer
 George C. Clam, 47...... Ripon College, B.A. and Northwestern University,
  Vice President and      M.B.A.
  Chief Banking Officer   Oak Brook Bank*: Senior Executive Vice President.
 William E. Navolio, 47.. University of Notre Dame, B.A. and Georgetown
  Vice President, General University, J.D.
  Counsel and Secretary   Oak Brook Bank*: General Counsel, Secretary and
                          Compliance Officer.
 Mary C. Carnevale, 39... Saint Mary's College of Notre Dame, B.B.A., C.P.A.
  Vice President and      Oak Brook Bank*: Executive Vice President and Chief
  Chief Human Resources   Human Resources Officer.
  Officer

--------
  *Subsidiary of the Company
  **Affiliate of the Company

                             CERTAIN TRANSACTIONS

  During 1996, directors and executive officers of the Company and their associates were customers of and had transactions with the Company's subsidiary bank and all transactions were in the ordinary course of business.

  The subsidiary bank has made loans to certain of the directors and executive officers of the Company. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                       COMPENSATION COMMITTEE INTERLOCKS
                                      AND
                             INSIDER PARTICIPATION

  Mr. Heytow, the Company's Chief Executive Officer, is a member of the Company's Compensation Committee. Mr. Heytow participated in the deliberations with regard to the compensation of the other named executive officers, but did not participate in the Committee's deliberations with respect to his own compensation.

                         COMPENSATION COMMITTEE REPORT
                                      ON
                            EXECUTIVE COMPENSATION

  The Compensation Committee ("Committee") has furnished the following report on Executive Compensation:

  The Committee is responsible for reviewing and approving the recommendations of Management regarding a) overall compensation and benefits for the Company and its subsidiary and b) the specific compensation and benefits for each employee earning $50,000 or more at the Company and its subsidiary. In addition, the Committee is responsible for reviewing and setting the specific compensation and benefits for each executive officer (as disclosed in the Summary Compensation Table).

  In so doing, the Committee reviews information provided by Management and considers a wide variety of factors. With respect to overall compensation and benefits, these include cost of living changes, competitive pay scales and Company performance. With respect to individual salaries, the factors include the level and complexity of the position, education and special training necessary or helpful to the position, promotions and growth in responsibility, relative pay within the Company, competitive pay (as determined by independent compensation surveys targeting national and local peer groups of financial institutions), cost of living changes, and individual, departmental and Company performance. With respect to discretionary bonuses, these factors emphasize individual performance (as determined in individual performance reviews) and, for executive officers especially, departmental and overall Company performance.

  For those reviewed by the Compensation Committee, performance is considered both subjectively and objectively. For the lower pay group, bonuses generally relate most closely to higher than expected personal effort and/or results. For certain marketing officers bonuses are primarily incentives tied directly to new business results. For the senior management group, bonuses generally relate most closely to the achievement of goals and departmental business plans and budgets and short- and medium-term Company growth and profitability.

  In May 1996, the Company's Stockholders approved the Amended and Restated First Oak Brook Bancshares, Inc., Performance Bonus Plan (the "Plan"). The Plan provides additional incentive to the Company's three senior executive officers by augmenting the Company's discretionary bonuses described above with an objective, performance-based bonus payable only in the event that the Company's annual performance meets certain levels, as measured by several criteria. The maximum bonus under the Plan is two times annual salary and would be payable only if the maximum performance level for all criteria is achieved. With the establishment of this Plan, the Committee intends to limit the maximum discretionary bonus award to one times the senior executive officer's annual salary, providing a maximum overall bonus opportunity of three times annual salary.

  The Plan is administered by the Stock Option Advisory Committee consisting of the three independent directors, two of whom also serve on the Compensation Committee. Pursuant to the Plan, the Stock Option Advisory Committee established a number of objective performance goals as compared to peer group results (the "Targets") for the calendar year 1996. The Targets are formulated using a minimum, maximum and range of numeric standards for each of the performance measures, and each performance measure is then assigned a relative percentage weighting by the Committee. The numeric standards for the Targets may be based on peer group results, the Company's historical levels or such other standards as the Committee deems appropriate in light of the Company's objectives. The performance measures for the Targets must be one, all or a combination of the following: return on assets (ROA), return on equity (ROE), net income, market price of the Company's Class A Common Stock relative to the book value of such shares, the market price of the Company's Class A Common Stock, and the level of nonperforming assets. The Company's performance relative to such targets resulted in bonuses of $157,491 for Eugene P. Heytow, $209,987 for Richard M. Rieser, Jr. and $59,626 for Frank M. Paris.

  For the executive officers (non-director officers of the Company) and senior executive officers (Messrs. Heytow, Rieser and Paris) subjective, discretionary bonuses may be awarded. Such bonuses generally relate most closely to maintenance of safety and soundness and to consistent medium-term and longer-term Company growth and profitability, areas of achievement that may not be reflected within the objective criteria of the Performance Bonus Plan. In awarding senior executive officers' subjective discretionary bonuses, the Compensation Committee's policy of emphasizing both safety and soundness and consistent medium-term and longer-term growth and profitability is predicated on its cognizance that commercial banking is a highly regulated industry in which management's ability to maintain safety and soundness is a necessary condition to growth in assets and earnings. Thus, to evaluate the senior executive officers' performance for this purpose, the Compensation Committee reviews the Company's overall safety and soundness, compliance with laws and regulations, its current year's performance, in relation to historical performance, departmental performance, and individual performance. Even though the Committee considers the Company's performance in relation to net profits, the Committee does not base salary and discretionary bonus increases on the year to year increases in profits.

  The Committee recognizes that the three senior executive officers have significant ownership interest in the Company. Therefore, the Committee concentrates on cash compensation to reward senior executive officers instead of significant stock options and long-term benefits.

  Mr. Heytow's salary and benefits were determined by the Committee based upon the aforementioned considerations. The Compensation Committee granted Mr. Heytow an increase in his salary and benefits, as set forth in the Compensation Table. This compensation was in keeping with the Company's policy of rewarding senior executive officers based on the safety and soundness of the Company and subsidiary bank and medium-and long-term growth and profitability. Mr. Heytow was also granted 10,000 stock options.

  With regard to Mr. Rieser's salary and benefits, the Committee also used the same considerations. The Compensation Committee granted Mr. Rieser an increase in his salary and benefits, as set forth in the Compensation Table. This compensation was based upon the Committee's determination of the importance of Mr. Rieser's involvement in the day-to-day management and leadership of the Company, as evidenced by the Company's overall safety and soundness and its medium-and long-term growth and profitability. Mr. Rieser was also granted 10,000 stock options.

  The Company does not provide any qualified retirement plans other than a 401(k) program under which the Company's contribution is capped at 4% of salary (on a maximum salary of $150,000) and an employees' Stock Bonus Plan (a form of profit sharing plan). The Compensation Committee awarded a cash bonus to each of the senior executive officers equal to the contribution that otherwise would have been made to the Company's 401(k) and Stock Bonus Plan, but for tax law limitations which require a reduction in the rate of contribution (supplemental make-up payments). The bonus set forth in the table for Messrs. Heytow, Rieser and Paris includes such bonus amounts of $32,989, $48,666 and $899 respectively, and no other discretionary bonuses were awarded in 1996. It is anticipated that discretionary bonuses based on performance relative to the Company's longer-term objectives may be awarded in 1997 and future years.

  The Stock Option Advisory Committee granted stock options to the senior executive officers, executive officers, certain members of the senior management group and top performing middle managers.

  Section 162(m) of the Internal Revenue Code generally limits to $1 million the Company's allowable Federal income tax deduction for compensation paid for a calendar year to each of its Chief Executive Officer and four other most highly compensated executive officers. The allowable deduction for certain "performance-based" and other compensation is not, however, subject to the $1 million limitation. Based upon regulations, compensation attributable to the Company's Stock Option Plan should be exempt from the deduction limitation. The Committee has not made any changes in its policies relating to the cash compensation paid to the executive officers in response to the $1,000,000 deduction limitation because the salary and discretionary bonuses which have been or can be expected to be paid to the Company's executive officers do not approach such level. The Committee and the Board of Directors does, however, intend that any bonuses which may be paid under the Performance Bonus Plan qualify as "performance-based" compensation not subject to the $1 million deduction limitation.

                                          Eugene P. Heytow
                                          Alton Withers
                                          Dr. Miriam Lutwak Fitzgerald
                                          Geoffrey R. Stone

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the indicated compensation with respect to each of the last three fiscal years for the Company's Chief Executive Officer and its four other most highly compensated executive officers:

                                                      LONG TERM
                       ANNUAL COMPENSATION           COMPENSATION
                  ---------------------------------- ------------
 NAME AND                                                          ALL OTHER
 PRINCIPAL         SALARY   BONUS       OTHER ANNUAL    OPTION    COMPENSATION
 POSITION    YEAR ($)(/1/)   ($)        COMPENSATION  AWARDS (#)    ($)(/2/)
-----------  ---- -------- -------      ------------ ------------ ------------
Eugene P.    1996 262,700  157,491                      10,000      101,615
Heytow
CEO          1995 251,417  172,343                       8,000       44,893
             1994 245,200  132,000                      10,000       32,446
Richard M.   1996 340,975  209,987                      10,000      113,826
Rieser, Jr.
President    1995 307,600  214,124                       8,000       49,182
             1994 296,800  189,000                      10,000       39,903
Frank M.     1996 112,225   59,626                       5,000       42,144
Paris
Vice Chair-  1995 107,900   65,207                       4,000       15,256
man
             1994 105,000   45,000                       5,000       12,171
George C.    1996 119,000   52,750(/3/)                  2,000       15,386
Clam,
Vice Presi-  1995 111,650   55,000(/3/)                  3,000       15,744
dent--Chief
Banking Of-  1994 107,800   52,000(/3/)                  3,000       14,780
ficer
William E.   1996 119,275   43,000(/3/)                  2,000       15,536
Navolio
General      1995 113,850   43,200(/3/)                  3,000       13,332
Counsel,
Secretary    1994 110,000   39,000(/3/)                  3,000       12,277

--------
(/1/This)column includes annual base salary, director's fees and committee fees.

(/2/This)column includes: (i) the Company's matching contributions (including the supplemental make-up payments as described in the Compensation Committee Report) under its 401(k) Plan; (ii) the Company's Stock Bonus Plan contribution (including the supplemental make-up payments as described in the Compensation Committee Report); (iii) taxable income for life insurance benefits paid by the Company with respect to insurance policies covering the life of each Named Executive Officer; and (iv) amounts paid to the Named Executive Officer with respect to certain life insurance agreements, as set forth in the table below:

                                                   (I)    (II)    (III)   (IV)
                                                 ------- ------- ------- -------
      Mr. Heytow................................ $23,593 $19,549 $13,633 $44,840
      Mr. Rieser................................  31,955  26,864  10,167  44,840
      Mr. Paris.................................   6,480   4,572   2,772  28,320
      Mr. Clam..................................   7,896   5,812   1,678
      Mr. Navolio...............................   7,966   5,874   1,696

(/3/Includes)award of annual discretionary bonus to the executive officer, however, at the election of the Company, payment of two-thirds of the bonus is deferred and is payable in equal increments in the following two years. The deferred amounts are subject to forfeiture upon the executive leaving the Company prior to payment.

     TRANSITIONAL EMPLOYMENT AND OTHER AGREEMENTS WITH EXECUTIVE OFFICERS

  In October 1994, the Company entered into Transitional Employment Agreements with each of its executive officers. In the event of a change in control of the Company, the Agreements provide for an employment term of three years from the date of the change in control with compensation and benefits at the same level as in effect immediately preceding the change in control. If the executive officer's employment is involuntarily terminated by the Company, or its successor, (other than for cause) during the three year employment term, or in the event of the executive officer's resignation under circumstances which constitute a constructive discharge, the executive officer is entitled to continue to receive salary, directors fees and bonus payments, and to continue other benefits, for a period of 36 months from the date of such termination of employment. For Messrs. Heytow, Rieser and Paris (the "Senior Executive Officers"), the amount of such continuing salary, director fees and bonus payments will be based upon the level in effect at the time of the change in control, or if greater, termination of employment. Salary and bonus continuation payments for the other executive officers will be based on the average of the annual salary and bonus payments received during the five year period prior to the year in which the change in control occurs. The Agreements also provide for payment of any accrued but unpaid bonuses, continuing access to the Company's group and executive medical plans after expiration of the 36-month compensation continuation period and continuing indemnification rights. In the event of an executive officer's death during the 36-month continuation period, the Agreements provide for a lump sum payment equal to the present value of the remaining salary and directors fees, and continuation of bonus payments and certain other benefits to the executive officer's designated beneficiary.

  "Cause" is generally defined in the Agreements as a felony conviction involving an act or acts of dishonesty or breach of trust or the continued and willful failure of the executive officer to substantially perform the officer's duties under the Agreement. "Constructive discharge" is defined generally to include a breach of the Company's obligations under the Agreement, a material diminution of the executive officer's duties and responsibilities, a change of the executive officer's primary employment location by more than 35 miles from the primary location in effect at the time of the change in control or a significant change in the executive officer's regularly-scheduled work hours from those in effect at the time of the change in control. In the case of Senior Executive Officers' voluntary resignations at any time during the first year of the employment terms, or in the case of the other executive officers', voluntary resignation at any time during the first year of the employment term but after the termination or the announcement of the termination of Mr. Rieser's employment will also constitute resignation under circumstances which constitute a constructive discharge. Salary and bonus continuation payments to those executive officers who are not Senior Executive Officers are subject to reduction to the extent necessary so that no portion of those amounts will be subject to the excise tax imposed under the Internal Revenue Code on payments which may be deemed to be "excess parachute payments". The compensation and benefits payable to the Senior Executive Officers under the Transitional Employment Agreements will be increased to the extent necessary to gross-up such compensation and benefits, or the compensation and benefits payable under any other plan or program of the Company, to the extent the Senior Executive Officer would be subject to the excise tax upon the receipt thereof.

  The Company also entered into Supplemental Pension Agreements with Messrs. Heytow and Rieser. Under these agreements, the Company is obligated to provide at a prescribed retirement date, a supplemental pension in the form of a life and 15-year certain annuity based upon a percentage of the executive officer's final base salary. Mr. Heytow's retirement date is January 1, 2007 and the percentage of final base salary to be used in determining his benefit is 25%; Mr. Rieser's retirement date is January 1, 2015 and the percentage of final base salary is 50%. In the event of termination of employment prior to the applicable retirement date, the supplemental pension payable at the retirement date will be prorated based on years of service from October 1994 to the date of his termination of employment. No proration of the amount of the supplemental pension payable is required, however, if the termination of the executive officer's employment was involuntary (other than for cause) or voluntary following an event that would constitute a constructive discharge as defined in the Transitional Employment Agreements (without regard to whether or not a change in control has occurred). An actuarially reduced supplemental pension may be paid prior to the applicable retirement date to the executive officer in the event of termination of employment prior to such date.

  The Company has entered into Agreements Regarding Post-Employment Restrictive Covenants with Messrs. Heytow, Rieser and Paris, under which the executive officers agree that following termination of employment for any reason other than death, the executive officer will not, for a period of twenty-four months, directly or indirectly solicit any customer of the Company or its affiliates not to do business with the Company or such affiliates or to solicit or encourage any employee of the Company or its affiliates to terminate his or her employment. In addition, the Agreements impose confidentiality obligations on the executive officer. As consideration for the restrictive covenants, the Company is obligated to pay 12 annual payments of $80,000 each to Messrs. Heytow and Rieser and of $25,000 to Mr. Paris. Such payments, in the aggregate, approximate two times the respective executive officer's current annual cash compensation.

                              OPTION GRANTS TABLE

  The following table sets forth certain information concerning grants of stock options during the year ended December 31, 1996 to each of the Named Executive Officers.

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                                      PERCENT OF
                                        TOTAL
                          NUMBER OF    OPTIONS
                          SECURITIES  GRANTED TO  EXERCISE
                          UNDERLYING  EMPLOYEES    OF BASE
                           OPTIONS    IN FISCAL     PRICE    EXPIRATION GRANT DATE
NAME                     GRANTED(/1/) YEAR(/2/)  ($/SH)(/3/)    DATE    VALUE(/4/)
----                     ------------ ---------- ----------- ---------- ----------
Eugene P. Heytow........    10,000      19.61%     $22.75     12/27/06   $44,300
Richard M. Rieser, Jr...    10,000      19.61%     $22.75     12/27/06   $44,300
Frank M. Paris..........     5,000       9.80%     $22.75     12/27/06   $22,150
George C. Clam..........     2,000       3.92%     $22.75     12/27/06   $ 8,860
William E. Navolio......     2,000       3.92%     $22.75     12/27/06   $ 8,860

--------
(/1/Represents)stock options issued under the Company's Amended and Restated
    1987 Stock Option Plan. The options were granted for a term of 10 years subject to earlier termination because of termination of employment. The options become 20% vested on the first anniversary date of grant and vest an additional 20% on each subsequent anniversary; however, in the event of a change in control, the options immediately become 100% vested.
(/2/The)percentages shown in the table are based on total options granted to employees in 1996 of 51,001 shares of the Company's Common Stock. (/3/The)exercise price of each stock option was the closing market price of
    Class A Common Stock, into which the Common Stock is convertible, on the day preceeding the date of grant.
(/4/The)fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996: risk-free interest rates of 6.4%; dividend yields of 3.1%; volatility factor of the expected market price of the Company's common stock of .18; and a weighted-average expected life of the option of 5 years. The Black- Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND
                             YEAR-END OPTION VALUES

  The following table sets forth the indicated year-end 1996 value and number of unexercised options for each of the executive officers named in the Summary Compensation Table.

                                                                     VALUE OF
                                                     NUMBER OF     UNEXERCISED
                                                    UNEXERCISED    IN-THE-MONEY
                                                    OPTIONS AT      OPTIONS AT
                                                     12-31-96     12-31-96(/1/)
                         SHARES ACQUIRED           ------------- ----------------
                          ON EXERCISE      VALUE   EXERCISABLE/    EXERCISABLE/
NAME                           (#)        REALIZED UNEXERCISABLE  UNEXERCISABLE
-----------------------  ---------------  -------- ------------- ----------------
Eugene P. Heytow.......                            41,600/23,900 $650,364/$75,580
Richard M. Rieser, Jr..      11,000       $173,140 24,225/23,900 $342,131/$75,580
Frank M. Paris.........            (/2/)           16,355/11,800 $249,206/$36,542
George C. Clam.........                            11,643/ 6,200 $185,884/$19,200
William E. Navolio.....                            11,643/ 6,200 $185,884/$19,200

--------
(/1/Based)on Company's Class A Common stock price on December 31, 1996 of
    $23.25 per share.
(/2/On)January 29, 1997 Mr. Paris exercised 7,030 options at a price of $5.51 with a realized value of $128,227. These shares are included as owned by Mr. Paris in the Security Ownership of Management Table. If the exercise was reflected in this Table Mr. Paris' Exercisable Options would have been 9,325 and Exercisable in the Money Options amount would have been $124,494.

                        FIVE YEAR PERFORMANCE COMPARISON

  The graph below provides an indicator of cumulative total shareholder returns for the Company's Class A Common Stock as compared with the Center for Research in Security Prices (CRSP) Index for NASDAQ Stock Market (U.S. Companies) and a Peer Group, the CRSP Index for NASDAQ Bank Stocks.



                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG FIRST OAK BROOK BACCSHARES, NASDAQ  AND NASDAQ BANK STOCK


Measurement Period           FIRST                       NASDAQ
(Fiscal Year Covered)        OAK BROOK      NASDAQ       BANK STOCK
-------------------          ----------     ---------    ----------
Measurement Pt-
12/31/91                     $100.0         $100.0       $100.0
FYE 12/31/92                 $117.1         $116.4       $145.6
FYE 12/31/93                 $160.2         $133.6       $166.0
FYE 12/31/94                 $195.9         $130.6       $165.4
FYE 12/31/95                 $239.7         $184.7       $246.3
FYE 12/31/96                 $273.1         $227.2       $325.6

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and regulations thereunder require directors and certain officers of the Company and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership of the Company's stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely upon the review of copies of such reports furnished to the Company and representations of reporting persons, all such persons filed on a timely basis reports required by Section 16(a) during the most recent fiscal year.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1997. The Board recommends ratification of this action.

  Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                          1997 SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company no later than December 2, 1997, to be considered for inclusion in the Proxy materials relating to that meeting. Such proposals should be addressed to William E. Navolio, Secretary, First Oak Brook Bancshares, Inc., 1400 Sixteenth Street, Oak Brook, Illinois 60521.

                                OTHER BUSINESS

  At this date, management knows of no business to be presented at the meeting which has not been described above. If, however, some other matter should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons voting the proxy.

                                          By Order of the Board of Directors

                                              William E. Navolio
                                                  Secretary

Oak Brook, Illinois
April 1, 1997

PROXY                   FIRST OAK BROOK BANCSHARES, INC.
                1400 SIXTEENTH STREET, OAK BROOK, ILLINOIS 60521
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Eugene P. Heytow, Frank M. Paris and Richard
M. Rieser, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of First Oak Brook Bancshares, Inc. held of record by the undersigned on March 21, 1997 at the Annual Meeting of Shareholders to be held on May 6, 1997 or any adjournment thereof. A majority (or if only one, then that one) of the above Proxies or their substitutes who shall be present at the meeting shall have all of the powers conferred hereby.

  1. Election of Directors.
                  [_] FOR nominees          [_] WITHHOLD
                      listed below              AUTHORITY to vote
                      (except as marked         for the nominees
                      to the contrary           listed below
                      below)

           Eugene P. Heytow   Richard M. Rieser, Jr.   Frank M. Paris
      Miriam Lutwak Fitzgerald   Alton M. Withers   Geoffrey R. Stone
                               Robert M. Wrobel

  (Instruction: to withhold authority to vote for an individual nominee, write that nominee's name on the line below)

   ----------------------------------------------------------------------------

  2. Ratification of the selection of Ernst & Young LLP as independent auditors for the Company.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (Continued and to be signed on reverse side)


                          (Continued from other side)

  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PART 1, AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                                            Dated: ______________________, 1997


                                            -----------------------------------

                                            -----------------------------------
                                                (Signature if held jointly)

                                            Please sign exactly as name ap-
                                            pears on this Proxy. When shares
                                            are held by joint tenants, both
                                            should sign. When signing as at-
                                            torney, executor, administrator,
                                            trustee or guardian, please give
                                            full title as such. If a corpora-
                                            tion, please sign in full corpo-
                                            rate name by President or other
                                            authorized officer. If a partner-
                                            ship, please sign in partnership
                                            name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED,
                               PREPAID ENVELOPE.

PROXY                   FIRST OAK BROOK BANCSHARES, INC.
                1400 SIXTEENTH STREET, OAK BROOK, ILLINOIS 60521

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Eugene P. Heytow, Frank M. Paris and Richard
M. Rieser, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Class A Common Stock of First Oak Brook Bancshares, Inc. held of record by the undersigned on March 21, 1997 at the Annual Meeting of Shareholders to be held on May 6, 1997 or any adjournment thereof. A majority (or if only one, then that one) of the above Proxies or their substitutes who shall be present at the meeting shall have all of the powers conferred hereby.

  1. Election of Directors.
                  [_] FOR nominees          [_] WITHHOLD
                      listed below              AUTHORITY to vote
                      (except as marked         for the nominees
                      to the contrary           listed below
                      below)

         Eugene P. Heytow    Richard M. Rieser, Jr.    Frank M. Paris
     Miriam Lutwak Fitzgerald    Alton M. Withers    Geoffrey R. Stone
                               Robert M. Wrobel

  (Instruction: to withhold authority to vote for an individual nominee, write that nominee's name on the line below)

   ----------------------------------------------------------------------------

  2. Ratification of the selection of Ernst & Young LLP as independent auditors for the Company.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (Continued and to be signed on reverse side)


                          (Continued from other side)

  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PART 1, AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                                            Dated: ______________________, 1997


                                            -----------------------------------

                                            -----------------------------------
                                                (Signature if held jointly)

                                            Please sign exactly as name ap-
                                            pears on this Proxy. When shares
                                            are held by joint tenants, both
                                            should sign. When signing as at-
                                            torney, executor, administrator,
                                            trustee or guardian, please give
                                            full title as such. If a corpora-
                                            tion, please sign in full corpo-
                                            rate name by President or other
                                            authorized officer. If a partner-
                                            ship, please sign in partnership
                                            name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED,
                               PREPAID ENVELOPE.